Poly Announces Leadership Transition

Robert Hagerty Appointed Interim CEO, Succeeding Joe Burton

Board Commencing Search for Next CEO

SANTA CRUZ, Calif., - February 10, 2020 - Plantronics, Inc. (NYSE: PLT) (“Poly” or the “Company”), a global communications company that powers meaningful human connection and collaboration, today announced that Robert Hagerty, Chairman of the Poly Board of Directors, has been appointed Interim Chief Executive Officer, effective immediately. This appointment follows Joe Burton’s decision to step down as President and Chief Executive Officer, by mutual agreement with the Board. Mr. Burton will work closely with Mr. Hagerty to ensure an orderly transition of responsibilities. Mr. Hagerty will continue in his role as Chairman and Marv Tseu, Vice Chairman of the Board, will serve as the Company’s lead independent director while Mr. Hagerty serves in the interim role.

On behalf of the Board, the Company’s Nominating and Corporate Governance Committee is leading a comprehensive search process to identify and select its next Chief Executive Officer.

Mr. Hagerty stated, “On behalf of the entire Poly Board, I’d like to thank Joe for his many contributions to Poly’s success. Joe has been a strong advocate for the Company’s strategy and had the vision to create a comprehensive unified communications solutions provider across all headset, phone and video end points. He orchestrated and executed the Plantronics and Polycom merger, creating a leading global company with a substantial footprint, relentless focus on innovation and refreshed product portfolio. While the Board remains committed to this strategy and vision, ultimately, Joe and the Board mutually agreed that now is the right time to identify a new CEO to accelerate the execution of our vision and growth strategy.”

“I have been fortunate to be a part of the Poly community for nearly a decade, and I am proud of our team and the impact we have had on the unified communications and collaboration space,” said Mr. Burton. “I am confident in Poly’s future and the long-term prospects for the business, and I know that the Company will continue to create the consistent, high-quality end-user experience its customers rely on.”

Mr. Hagerty continued, “As we search for the next CEO, I look forward to continuing to work closely with the Board and the rest of the talented Poly team to drive the company forward and capitalize on the growth prospects in the unified communications space as we progress through fiscal 2021.”

About Robert Hagerty

Since 2011, Mr. Hagerty has served on the Plantronics, now Poly, Board and has served as Chairman of the Board since 2018. With nearly 40 years of leadership and experience in the communications technology industry, he most recently served as CEO of iControl Networks, Inc., a software and services company for the broadband home management market, from September 2011 to March 2017. Previously, he served as CEO, President and Chairman of Polycom, Inc. from 1998 to May 2010, where he played a key role in developing the modern unified communications market. Prior to joining Polycom, Mr. Hagerty held leadership roles at Stylus Assets, Ltd., Logitech, Inc., Conner Peripherals, Signal Corporation and Digital Equipment Corporation.

About Poly

Poly is a global communications company that powers meaningful human connection and collaboration. Poly combines legendary audio expertise and powerful video and conferencing capabilities to overcome the distractions, complexity and distance that make communication in and out of the workplace challenging. Poly believes in solutions that make life easier when they work together and with our partner’s services. Our headsets, software, desk phones, audio and video conferencing, analytics and services are used worldwide and are a leading choice for every kind of workspace. For more information, please visit: www.poly.com.

Poly and the propeller design are trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

INVESTOR CONTACT:
Mike Iburg
Vice President, Investor Relations
(831) 458-7533

MEDIA CONTACT:
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Senior Director and Head of Corporate Communications
(213) 369-3719